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                                                                      EXHIBIT 99

             HAYES WHEELS INTERNATIONAL SIGNS DEFINITIVE AGREEMENT
                           TO ACQUIRE LEMMERZ HOLDING

             COMBINED COMPANY IS WORLD'S LARGEST WHEEL MANUFACTURER

     ROMULUS, Mich., June 6, 1997--Hayes Wheels International, Inc. (NASDAQ:
HAYS) has signed a definitive agreement to acquire 100 percent of Lemmerz Holding GmbH, Europe's leading full-line wheel supplier, in a cash and stock transaction valued at approximately $390 million.

     The combined company, which, subject to shareholder approval, will be named Hayes Lemmerz International, Inc., will have estimated annual sales of approximately $1.4 billion. The merger of the two companies will enhance Hayes' leadership as the largest wheel supplier to the global transportation industry.

     Under the agreement, Lemmerz shareholders will receive $200 million in cash and shares of Hayes preferred stock, which will be convertible into 5.0 million shares of Hayes common stock. Hayes will also refinance approximately $80 million of Lemmerz' existing debt. The cash portion of the purchase price will be financed through the company's senior bank credit facilities and the issuance of $200 million in new senior subordinated notes.

     The transaction, which has been approved by the company's Board of Directors, is expected to be completed by the end of the second quarter, at which time Lemmerz will become a wholly owned subsidiary of Hayes. Ron Cucuz, 52, chairman and chief executive officer of Hayes, will continue as president, chairman and chief executive officer. Horst Kukwa-Lemmerz, 53, who will retire from his position as president of Lemmerz Holding, will serve as vice chairman of Hayes and as chairman of Hayes Europe. Klaus Junger will be president of Hayes' European Fabricated Wheels Group and Giancarlo Dallera will continue to serve as president of Hayes' European Aluminum Wheels Group. The company will continue to be traded on the NASDAQ stock exchange under the symbol "HAYS".

     "The merger of these two companies establishes the largest and most experienced manufacturer of wheels to the worldwide automotive and commercial highway markets," said Cucuz. "Combining our product offerings and technological capabilities with those of Lemmerz is expected to result in synergies in all aspects of our business operations, including design, engineering, manufacturing, sales and purchasing.

     "The acquisition of Motor Wheel, completed one year ago, has been very successful, as evidenced by our first quarter financial results, and we are on target to deliver the major savings originally identified," continued Cucuz. "Now the Lemmerz acquisition significantly enhances our global position and provides additional opportunities for growth in sales and profits. We expect this transaction to be accretive for our shareholders.

     "In addition, by joining the geographically diverse customer bases of both companies, as well as our complementary product lines, we solidify our position as the leading full-line wheel supplier to the global transportation industry. Together we will supply virtually every major vehicle producer in the world."

     Hayes' automotive customers include Chrysler, Ford, General Motors, BMW, Fiat, GM-Opel, Honda, Isuzu, Mercedes-Benz, Mitsubishi, Nissan, Porsche, PSA, Renault, Suzuki, Toyota, the Volkswagen Group and Volvo. Heavy-duty customers include DAF/Leyland, Dana/Mack, Freightliner, Great Dane, Heavy Duty America, Iveco, Mercedes-Benz, PACCAR, Renault, Strick, Trailmobile, Volvo/GM and Western Star.

     Based in Romulus, Michigan, Hayes Wheels International designs and manufactures steel and aluminum wheels and brake drums and rotors for the automotive and commercial highway markets. The company, with 1996 pro-forma sales of $913 million, has 4,500 employees at manufacturing facilities in the United States, Mexico, Italy and Spain. Hayes Wheels also has joint ventures in the Czech Republic, Venezuela, Mexico and Brazil.

     Lemmerz, a privately owned company since its inception in 1919, is based in Konigswinter, Germany, and designs and produces steel and aluminum wheels for automobiles and heavy-duty vehicles. The company's 3,000 employees are located at facilities in Germany, Spain, Belgium, Switzerland, the Netherlands and
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Turkey. Lemmerz also has joint ventures in Canada, Thailand, Brazil, India and
Portugal. The company recorded 1996 sales of $460 million.

                         Contacts:     Dennis Richardville
                                       Hayes Wheels International, Inc.
                                       (313) 942-8716
                                       Lee Ann Welsh
                                       Franco Public Relations Group
                                       (313) 567-5087
                                       Klaus Junger
                                       Lemmerz Holding GmbH
                                       011-49-2223-71191